ABERDEEN STANDARD GOLD ETF TRUST 8-K

Exhibit 99.1

PRESS RELEASE

For immediate release

October 11, 2019

ABERDEEN STANDARD INVESTMENTS ANNOUNCES 10 FOR 1 FORWARD SHARE SPLIT OF GOLD EXCHANGE TRADED FUND (SGOL)1

Aberdeen Standard Investments announced today a 10 for 1 forward share split for the Aberdeen Standard Physical Gold Shares ETF (NYSE Arca: SGOL). The split will not change the total value of a shareholder’s investment.

Ticker	Name	Split Ratio
SGOL	Aberdeen Standard Physical Gold Shares ETF	10 for 1

The forward share split will apply to shareholders of record as of the close of the markets on October 31, 2019, payable after the close of the markets on November 1, 2019. Shares of SGOL will trade at their post-split prices on November 4, 2019. The ticker symbol and CUSIP number for SGOL will not change.

The forward share split will decrease the price per share of SGOL with a proportionate increase in the number of shares outstanding. In a 10-for-1 forward share split, shareholders will receive ten post-split shares for every share held of record as of the close of the markets on October 31, 2019. The post-split shares will be priced at one-tenth the net asset value (“NAV”) of a pre-split share.

Illustration of a Share Split

The following table shows the effect of a hypothetical 10 for 1 share split:

Period	# of Shares	Net Asset Value (NAV) per share	Total Value
Pre-Split	10	$100	$1,000
Post-Split	100	$10	$1,000

For a discussion about SGOL and the risks associated with an investment in SGOL, see SGOL’s Prospectus, which is available at www.aberdeenstandardetfs.us.

Ends

Media enquiries:

Guy Nicholls

+1 215-405-2049

guy.nicholls@aberdeenstandard.com

1 Effective June 20, 2019, Aberdeen Standard Physical Swiss Gold Shares ETF has been renamed Aberdeen Standard Physical Gold Shares ETF.

PRESS RELEASE

Notes to editors

●	Aberdeen Standard Investments is a global asset manager dedicated to creating long-term value for our clients. With over 1,000 investment professionals, we manage $669.6 billion of assets worldwide as of 30 June 2019. We have clients in 80 countries supported by 52 relationship offices. This ensures we are close to our clients and the markets in which we invest.
●	We are high-conviction, long-term investors who believe teamwork and collaboration are the key to delivering investment performance.
●	Standard Life Aberdeen plc is headquartered in Scotland. It has over 1 million shareholders and is listed on the London Stock Exchange.
●	You can access the Aberdeen Standard Investments media centre here: https://www.aberdeenstandard.com/news-and-media

Important Information

The Aberdeen Standard Silver ETF Trust, Aberdeen Standard Gold ETF Trust, Aberdeen Standard Platinum ETF Trust, Aberdeen Standard Palladium ETF Trust and Aberdeen Standard Precious Metals Basket ETF Trust are not investment companies registered under the Investment Company Act of 1940 or a commodity pool for purposes of the Commodity Exchange Act. Shares of the Trusts are not subject to the same regulatory requirements as mutual funds. These investments are not suitable for all investors. Trusts focusing on a single commodity generally experience greater volatility.

In the United States, Aberdeen Standard Investments is the marketing name for the following affiliated, registered investment advisers:  Aberdeen Standard Investments Inc., Aberdeen Asset Managers Ltd., Aberdeen Standard Investments Australia Ltd., Aberdeen Standard Investments (Asia) Ltd., Aberdeen Capital Management LLC, Aberdeen Standard Investments ETFs Advisors LLC and Standard Life Investments (Corporate Funds) Ltd.

ALPS Distributors, Inc. is the marketing agent for Aberdeen Standard Silver ETF Trust, Aberdeen Standard Gold ETF Trust, Aberdeen Standard Platinum ETF Trust, Aberdeen Standard Palladium ETF Trust and the Aberdeen Standard Precious Metals Basket ETF Trust.  ALPS Distributors, Inc. is the distributor for the Aberdeen Standard Investments ETFs.

Risk Warnings: Exchange traded securities may or may not be suitable for a particular investor. The price of exchange traded securities may go up or down and an investor may not get back the amount invested. Exchange traded securities are priced in either US dollars or Euros and the value of the investment in other currencies will be affected by exchange rate movements. To the extent exchange traded securities are traded in other currencies, their value may also be affected by exchange rate movements. Futures trading is speculative and may result in losses. Past performance is not necessarily indicative of future results.

Restricted Investors: The distribution of the prospectus and the offering, sale and delivery of exchange traded securities in certain jurisdictions may be restricted by law. Any subscription for exchange traded securities should be made on the basis of the prospectus.

Disclaimer: Any investment in exchange traded securities carries with it certain risks, including those risks set out in the prospectus. You should obtain your own independent financial, taxation and legal advice before

PRESS RELEASE

making any decisions about an investment in exchange traded securities. This information is not an offer for exchange traded securities and should not be used as the basis for any investment decision.

Diversification does not eliminate the risk of experiencing investment losses.

Commodities generally are volatile and are not suitable for all investors. Carefully consider the Fund’s investment objectives, risk factors, and fees and expenses before investing. To obtain a prospectus containing this and other important information, call 844-ETFs-BUY (844-383-7289) or visit, www.aberdeenstandardetfs.us. Please read the prospectus carefully before investing.

Brokerage commissions may apply and will reduce returns.

This information does not constitute financial product advice.

There are risks associated with investing including possible loss of principal.

ALPS is not affiliated with Aberdeen Standard Investments.

Ref:

US-041019-100645-1

ETF001428 10/5/20